                                                                    Exhibit 5.01

                                                     February 5, 1999

IDT Corporation
190 Main Street
Hackensack, New Jersey 07601

                      Re: IDT Corporation
                       Registration Statement on Form S-3

Gentlemen:

   I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion with respect to the 173,944 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Shares being so registered will be offered and sold from time to time by the selling stockholders identified in the Company's Registration Statement on Form S-3. I have examined the proceedings relating to the issuance of the Shares.

   It is my opinion that all of the Shares are legally issued Shares and are fully paid and non-assessable.

   I consent to the use of this Opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus which is a part thereof.

                                          Very truly yours,

                                                  /s/ Joyce J. Mason
                                          _____________________________________
                                                     Joyce J. Mason
                                              General Counsel and Secretary